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                               DIME BANCORP, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                  [DIME. LOGO]



Dear Fellow Stockholder:

         I wanted to advise you of an important development regarding your investment in Dime. On July 6, 2000, we announced that, as a result of our comprehensive review of strategic alternatives, we have reached an agreement with Warburg, Pincus Equity Partners, L.P. & affiliates to make a capital investment of $238 million in Dime. We also announced that Tony Terracciano, an experienced and talented banking executive, has been elected Chairman of Dime's Board of Directors.

         In addition, and as part of our efforts to improve returns and provide enhanced value to Dime stockholders, your Board approved a series of actions, including:

         - A "Dutch Auction" Tender to purchase 13.6 million shares, or approximately 12.5% of Dime's outstanding common stock, with a floor of $16.00 and a cap of $18.00, subject to market and other conditions;
         - Distribution to stockholders (excluding Warburg Pincus) of Dime's economic interest in its pending "goodwill" lawsuit against the United States government through Litigation Tracking Warrants (LTWs(TM)); and
         - Amendments to Dime's stockholder rights plan, including providing an immediate exception for certain qualifying tender offers and eliminating the rights plan in its entirety effective after Dime's 2002 annual meeting of stockholders.

         Over the past two months, your Board of Directors and senior management, together with Dime's financial and legal advisors, conducted an exhaustive review of all available strategic options to increase stockholder value. As we analyzed the current market for bank combinations and held discussions with potential bidders, it became clear to us that the merger and acquisition market for depository institutions is at the lowest point of activity in close to a decade and that a sale of the company at this time would not optimize stockholder value.

         At the same time, no new facts surfaced to change your Board's conclusion that the North Fork Bancorporation, Inc. hostile offer is inadequate and not in the best interest of stockholders. We had an extensive opportunity to analyze and understand North Fork's offer since it made detailed SEC and other regulatory filings, and held analyst and investor presentations, explaining the proposal. Nothing North Fork said resolved for us the serious issues and concerns about their offer that have been raised, which we wrote about in the letter that we sent to you on March 20th. All this material confirmed the rationale underlying your Board's earlier decision that it could not, as a matter of fiduciary responsibility, approve North Fork's inadequate hostile offer.

         In contrast, Warburg Pincus is a highly regarded private equity investment firm with a history of making successful investments in the financial services industry. Its decision to make a major investment in Dime at this time is a vote of confidence in Dime's Board, management and strategy and underscores the value inherent in Dime's franchise.
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         Additionally, we are pleased that Tony Terracciano has agreed to join the Dime team as Chairman of your Board of Directors. Tony is one of the most respected bankers in the nation and an industry leader. His career includes service as Vice Chairman of Chase Manhattan Bank, President and Chief Operating Officer of Mellon Bank Corporation, Chairman, President and Chief Executive Officer of First Fidelity and, following the sale of that company to First Union Corporation, President of First Union. His experience, expertise and counsel will be invaluable as we refine and implement our strategy.

         In sum, with this transaction, Dime stockholders are being given two very attractive alternatives. You can either tender into the Dutch Auction and receive cash values consistent with, if not superior to, the uncertain value inherent in North Fork's hostile proposal, or you can remain invested alongside Warburg Pincus and with Tony Terracciano, both of whom have proven track records of generating superior returns for investors. At the same time, although we determined that the sale opportunities open to Dime in today's environment would not be in the best interests of our stockholders, we will continue to vigorously evaluate strategic opportunities as they become available. We also believe that the stockholder rights plan amendments we adopted confirm our commitment to stockholder value and underscore the point that we are not opposed to a merger or sale.

         Accordingly, we again urge you to sign, date and return the enclosed WHITE proxy card with a vote FOR Dime's director nominees.

         Thank you for your investment and support.




                                              Lawrence J. Toal
                                              Chief Executive Officer

         Investors are urged to read (1) Dime's June 12th proxy statement, which provides detailed information concerning Dime's annual meeting of stockholders to be held on July 14, 2000, (2) Dime's solicitation/recommendation statement filed with the Securities and Exchange Commission on Schedule 14D-9 on March 21, 2000 with respect to North Fork Bancorporation Inc.'s hostile exchange offer and
(3) Dime's tender offer statement on Schedule TO when filed with the SEC in connection with Dime's proposed Dutch Auction tender offer, as well as any amendments or supplements to these statements when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain them for free from the SEC at the SEC's website (www.sec.gov) or from Dime by directing such request to:
Dime Bancorp, Inc., Investor Relations Dept., 589 Fifth Avenue, New York, NY 10017, telephone 1-212-326-6170, or to Innisfree M&A Incorporated at 1-888-750-5834.

         Certain statements in this supplement may be forward-looking. A variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the transactions described above, as well as the operations, performance, development, and results of Dime's business, include litigation, interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control and general economic conditions.
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                             - MANAGEMENT - MEMO -



To:        Dime and North American Associates

From:      Larry Toal

Date:      July 6, 2000


         I am very pleased to announce that, as a result of the review of strategic alternatives by our Board and senior management, we have reached an agreement for Warburg, Pincus Equity Partners, L.P. & affiliates to make a capital investment of $238 million in Dime. In addition, we announced that Tony Terracciano, the former Chief Executive Officer of First Fidelity, has been elected Chairman of the Board of Directors of Dime Bancorp, Inc.. I will, of course, continue as Chief Executive Officer of both Dime Bancorp and The Dime Savings Bank of New York as well as Chairman of the bank.

         The decision of Warburg Pincus, a highly regarded private equity investment firm with a history of successful investments in the financial services industry, represents strong validation of our performance, affirmation of our strategy and an expression of confidence in our future and potential. Furthermore, it is a tribute to every Dime and North American associate and the contribution each of you has made to our success. This investment opens a brand new chapter in the history of this institution and, at the same time, offers expanded career opportunities for our staff.

         Similarly, Tony's decision of join our team underscores the fact that Dime's best days are ahead of us. I worked with Tony at Chase Manhattan a number of years ago and I can assure you that he brings a wealth of experience and expertise to Dime. I look forward to having his advice and counsel as we move forward.

         For your information, I have attached a copy of the press release that was issued this afternoon. In addition, we are making arrangements to have our chart presentation to institutional investors posted on the Internet and will provide you access information as soon as it is available. I know that you will have many questions not addressed in the press release and the investor materials; please pass them along to your manager or e-mail them directly to me. We will distribute a more detailed Q&A as soon as possible.

         While this is a watershed announcement, it brings with it a set of exciting new challenges. In meeting those challenges, I am counting on each and every employee to continue to deliver the
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best products and services we possible, can to our customers.

         In summary, I am very pleased with the outcome of our strategic review because it recognizes both the job that has been done over the past several years and the future potential of Dime. I want to thank each of you for your understanding and cooperation over the last several months. I am very proud of the Dime team for exhibiting true "Dime Pride" and extraordinary professionalism in a very difficult period. I am confident that you will respond to the challenges ahead with your typical enthusiasm and commitment.